Exhibit 99

     Bank of South Carolina Corporation Announces 60th Consecutive Dividend

    CHARLESTON, S.C., June 17 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation (Nasdaq: BKSC), the parent company for The Bank of South Carolina, on June 17, 2004, declared an $.11 per share dividend, payable July 30, 2004, to shareholders of record as of June 30, 2004. Hugh C. Lane Jr., the Corporation's President and CEO stated "We are pleased to announce our 60th consecutive dividend. Since the year began, we have seen tangible signs that the local economy is improving which will be positive for the Bank."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at http://www.banksc.com . Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

SOURCE  Bank of South Carolina
    -0-                             06/17/2004
    /CONTACT:  William L. Hiott, Jr., +1-843-724-1500, for Bank of South
Carolina/
    /Web site:  http://www.banksc.com /
    (BKSC)

CO:  Bank of South Carolina
ST:  South Carolina
IN:  FIN
SU:  DIV